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                                                                   Exhibit 10.12

                                     [LOGO]
                              DANAHER CORPORATION

                           INTER-OFFICE COMMUNICATION

                       - STRICTLY PRIVATE & CONFIDENTIAL -


DATE:           July 2, 1998

TO:             Chris McMahon

FROM:           Pat Allender

SUBJECT:        Promotional Opportunity


Chris:

Thank you for accepting the opportunity to become Vice President, Controller, and a Corporate Officer, effective on or before September, 1999. We're genuinely excited about this next step in your career growth with Danaher, as well as the expected contributions you'll make in Danaher's overall financial management.

The compensation package for your position as Vice President, Controller will commence effective with your start date in this position. The intended start date is on or before September, 1999, however the actual date will, of course, be dependent upon Scott Brannan's actual resignation date.

I'd like to document this promotional opportunity, reporting directly to me, and your acceptance.

        Title:          Vice President, Controller - Danaher Corporation
        Compensation:   Annual Base Salary:             $172,500.00
                        Annual Target Bonus ($1%):      $ 77,625.00 / 45%
                                                        -----------
                        Annual Target Total:            $250,125.00

Your participation in the Executive Incentive Compensation Plan (ICP) will be increased to the 45% target level. You will, of course, continue to participate in the Danaher Executive Deferred Incentive Plan (EDIP), designed to provide you with long term earnings based on the continued appreciation of Danaher stock. You will also be provided with a car allowance of $833.33 per month as well as a country club membership, including initiation fee and annual dues.

This offer includes a promotional stock option grant of 10,000 shares of Danaher stock. This option award is scheduled to be formally approved by the Board of Directors at the December 1, 1998 meeting. The price of these share options will be established by the NYSE closing price on the day of that board meeting. The next regularly scheduled date on which you will receive consideration for additional stock options will be December, 1999. The number of shares granted at that time will be relatively consistent with your performance and the number of share granted to other similarly situated corporate officers as approved by the Board of Directors.

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                                      -2-

The company will provide relocation benefits, inclusive of reimbursement for realtor fees (up to 6%) and closing costs on your current home, "house hunting" trips, packing, moving and unpacking of your household goods, temporary living expenses, and dual housing expenses as may be required and agreed to, and "settling in expenses" equal to 6% of your annual base salary. In addition, the Company will reimburse closing costs incurred on your new home, including service charges made by the lending institution for establishing a new mortgage (points not to exceed 2%). If your current home should sell for less than "fair market value", (average of two independent appraisals, with no greater than a 5% difference) the company will provide a payment to you equal to the difference between the actual selling price and the "fair market value", to a maximum of $10,000,00. As you may request, the company will provide an interest free "bridge loan" equal to one - hundred percent of the equity in your current home, to be used at the time of closing on your new home, in the event you have not closed on the sale of your current home. You have indicated a concern about the relative housing prices between Simsbury and the D.C. area. As such, we have agreed that you will assess the housing market in more detail and that the company will consider providing a loan to you, details of which will be agreed upon as appropriate. All relocation benefits subject to federal and state income tax (with the exception of "settling in expenses") will be "grossed up".

Chris, your performance at all your assignments for Danaher has been superior and I'm confident in your ability to perform at the same level in this new assignment, helping to lead the continued development and attainment of our strategic and operating objectives.

Should you have any questions, please don't hesitate to discuss them with me or Dennis Longo at your convenience.


/s/ Patrick W. Allender
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Patrick W. Allender
Chief Financial Officer


cc:     G. Sherman
        D. Longo


/s/ C. McMahon    7/15/98
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